EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ames National Corporation and subsidiaries:


We consent to incorporation by reference in the registration statement No. 333-89772 on Form S-8 dated June 30, 2002 of Ames National Corporation of our report dated March 2, 2001, related to the consolidated balance sheet of Ames National Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2002 annual report on Form 10-K of Ames National Corporation.

/s/ KPMG LLP
----------------------

Des Moines, Iowa
March 26, 2003


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